Exhibit 4.2

SERIES B WARRANT FOR THE PURCHASE OF UP TO [●] UNITS

OF DIGITAL CURRENCY X TECHNOLOGY INC.

THIS CERTIFIES THAT, [_____] (“Holder”), as registered owner of this Series B Warrant (the “Warrant”), to Digital Currency X Technology Inc., a Cayman Islands exempted company (the “Company”), Holder is entitled, at any time or from time to time on or after September 21, 2026 (“Issuance Date”), until thirty (30) days from the Issuance Date (“Expiration Date”), but not thereafter, to purchase and receive, in whole or in part, up to [●] units of the Company (the “Units”), each Unit consisting of one share of Class A ordinary shares of the Company, par value $0.0001 per share (“Ordinary Shares”), and one Series A Warrant (as defined in the Purchase Agreement (defined below)) of the Company (the “Series A Warrants”). If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Warrant. This Warrant is initially exercisable at $0.21 per Unit so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Warrant, including the exercise price per Unit and the number of Units (and shares of Ordinary Shares and Warrants) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

Any terms capitalized in this Warrant but not otherwise defined will have the meanings set forth in the Securities Purchase Agreement dated September 18, 2026, by and between the Company and the investors signatory thereto (the “Purchase Agreement”).

2. Exercise OF WARRANT.

2.1 Exercise Form. In order to exercise this Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Warrant and payment of the Exercise Price for the Units being purchased payable in cash or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City local time, on the Expiration Date, this Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Legend. Each of the securities purchased under this Warrant shall be issued free of legend.

2.3 Cashless Exercise.

2.3.1 Determination of Amount. In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Warrant is exercisable (and in lieu of being entitled to receive Ordinary Shares and Warrants) in the manner required by Section 2.1, and subject to Section 6.1 hereof, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Warrant into Units (“Cashless Exercise Right”) as follows: upon exercise of the Cashless Exercise Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units (or that number of Ordinary Shares and Warrants comprising that number of Units) equal to the number of Units to be exercised multiplied by the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of the Warrant being converted by (y) the Current Market Value (as defined below). The “Value” of the portion of the Warrant being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of the Ordinary Shares underlying the portion of this Warrant being converted from (b) the Current Market Value of one Ordinary Share multiplied by the number of Ordinary Shares underlying the portion of the Warrant being converted. As used herein, the term “Current Market Value” per Ordinary Share at any date means, at the Holder’s discretion, either the VWAP or last reported sale price on the Trading Day immediately preceding the date of the applicable notice of exercise of this Warrant. The term “Trading Date” means a day on which the Nasdaq Stock Market is open for trading. The term “VWAP” means as of any Trading Day, the volume weighted average price per Ordinary Share, or any successor security thereto on the Nasdaq Stock Market (as reported by Bloomberg L.P. (or its successor) or if not available, by Dow Jones & Company Inc.).

2.3.2 Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Issuance Date and not later than the Expiration Date by delivering the Warrant with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Units the Holder will purchase pursuant to such Cashless Exercise Right.

2.4 No Obligation to Net Cash Settle. Notwithstanding anything to the contrary contained in this Warrant, in no event will the Company be required to net cash settle the exercise of the Warrant or Series A Warrants underlying the Warrant. The holder of the Warrant and Series A Warrants underlying the Warrant will not be entitled to exercise the Warrant or the Series A Warrants underlying such Warrant unless it exercises such Warrant pursuant to the Cashless Exercise Right or a registration statement is effective, or an exemption from the registration requirements is available at such time and, if the holder is not able to exercise the Warrant or underlying Series A Warrants, the Warrant and/or the underlying Series A Warrants, as applicable, will expire worthless.

2.5 Beneficial Ownership Limitation. The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such exercise the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates shall include the number of Ordinary Shares issuable upon exercise of this Warrant (including the Ordinary Shares included in the Units and, to the extent then exercisable in accordance with their terms, the Ordinary Shares issuable upon exercise of the Series A Warrants included in the Units) with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon exercise of the remaining, unexercised portion of this Warrant or the unexercised or nonconverted portion of any other securities of the Company held by the Holder subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by the Holder prior to the issuance of any Warrants, 9.99%) of the number of Ordinary Shares outstanding immediately after giving effect to the applicable exercise. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation shall not exceed 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the applicable exercise, and any increase shall not be effective until the 61st day after such notice is delivered to the Company. The limitations contained in this Section 2.5 shall apply to a successor Holder of this Warrant.

3. Transfer of WARRANT.

3.1 General Restrictions. On and after the Issuance Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days transfer this Warrant on the books of the Company and shall execute and deliver a new Warrant of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

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3.2 Restrictions Imposed by the Act. If there is not an effective registration statement registering the securities underlying the Warrant, then the securities evidenced by this Warrant shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4. New WARRANT to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price (except to the extent that the Holder elects to exercise this Warrant by means of a cashless exercise as provided in Section 2.3 above) and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Warrant of like tenor to this Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Warrant has not been exercised or assigned.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. [RESERVED].

6. ADJUSTMENTS.

6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying the Warrant shall be subject to adjustment from time to time as hereinafter set forth below, provided that no adjustment shall be made to the Exercise Price if this would result in the Exercise Price falling below the par value of the Ordinary Shares. In such cases, the Exercise Price would be equal to the par value of the Ordinary Shares:

6.1.1 Stock Dividends - Split-Ups. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares or by a split-up of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares. In such case, the number of Ordinary Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding Ordinary Shares is decreased by a consolidation, combination or reclassification of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares and the Exercise Price shall be proportionately increased. In such case, the number of Ordinary Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

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6.1.3 Share Combination Event Adjustment. If at any time after the Issuance Date, there occurs any share split, share dividend, reverse share split, or share combination, recapitalization or other similar transaction involving the Ordinary Shares (each, a “Share Combination Event”, and the date of such Share Combination Event (or if the Share Combination Event occurs after the close of Trading on the Principal Market, the Trading Day following such date), the “Share Combination Event Date”), then, in addition and after giving effect to the adjustments for that Share Combination Event elsewhere in this Section 6.1, the Exercise Price shall be reduced, but in no event increased, to the lowest VWAP during the period commencing five consecutive Trading Days immediately preceding and ending on the fifth Trading Day immediately following the Share Combination Event Date (as applicable, the “Event Market Price” and such period, the “Share Combination Adjustment Period”); provided, that in calculating the Event Market Price, the VWAP for Trading Days prior to the Share Combination Event Date shall be the VWAP reported after adjusting pursuant to Section 6.1.2). The adjustment of the Exercise Price shall take effect beginning at the close of trading on the Principal Market on the first day of the Share Combination Adjustment Period and continuing each Trading Day thereafter until the close of trading on the Principal Market on the last day of the Share Combination Adjustment Period, effective at the close of trading on the Principal Market on each Trading Day during the Share Combination Adjustment Period. For each adjustment of the Exercise Price under this Section 6.1.3, the number of Units issuable upon exercise of this Warrant (such resulting number, the “Share Combination Issuable Units”) shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price on the Issuance Date for the Units then outstanding. For the avoidance of doubt, (A) if the Holder delivers a Notice of Exercise during the Share Combination Adjustment Period, the Exercise Price shall equal the lower of (1) the Exercise Price then in effect and (2) the lowest applicable Event Market Price as of the most recent close of trading on the Principal Market as of the day and time on which the Notice of Exercise is delivered (which shall equal the lowest VWAP during the Share Combination Adjustment Period as of such day and time), and (B) if as of the end of the Share Combination Adjustment Period the Event Market Price is not lower than the Exercise Price in effect prior to the Share Combination Adjustment Period, then no adjustment to the Exercise Price or number of Units shall occur under this Section 6.1.3.

6.1.4 Subsequent Equity Sale. If the Company at any time while this Warrant is outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares or Ordinary Share Equivalents other than Exempt Issuances (as defined in the Purchase Agreement), at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Price” and such issuances collectively, a “Dilutive Issuance”), then effective as of the close of trading on the last Trading Day of the New Issuance Adjustment Period (as defined below) for each Dilutive Issuance the Exercise Price shall be reduced, but in no event increased, to the lower of the (1) Base Price and the (2) lowest VWAP during the period commencing five consecutive Trading Days immediately preceding and ending on the fifth Trading Day immediately following the consummation of such Dilutive Issuance (as applicable, the “New Issuance Price” and such period, the “New Issuance Adjustment Period”). The Company shall notify the Holder, in writing, no later than the second Trading Day following the issuance or deemed issuance of any Dilutive Issuance subject to this Section 6.1.4, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). Notwithstanding the foregoing, if the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Ordinary Share or Ordinary Share Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any Ordinary Shares or Ordinary Share Equivalents either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares, other than in connection with customary anti-dilution adjustments resulting from future share splits, share dividends or similar transactions, or (ii) issues or sells any amortizing convertible security that amortizes prior to its maturity date, whereby it is required to or has the option to (or the investor in such security has the option to require the Company to) make such amortization payments in Ordinary Shares (whether or not such payments in shares are subject to certain equity conditions) or (iii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or “at-the-market” offering, whereby it may sell securities at a future determined price, regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled, provided that any issuance of shares upon the exercise of the Warrants will not be deemed a Variable Rate Transaction. For the avoidance of doubt, for purposes of calculating any exercise price with respect to Ordinary Share Equivalents, the Ordinary Share Equivalents shall be deemed to have been exercised solely by payment in cash of the exercise price therefor, and no cashless exercise mechanism shall be taken into account. For the purposes of this Section 6.1.4, pre-funded warrants to purchase Ordinary Shares shall be treated as Ordinary Shares.

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For purposes of this Section 6.1.4, the “effective price per share” with respect to any issuance of Ordinary Shares or Ordinary Share Equivalents shall be calculated as follows:

(i)	Issuance of Options. If the Company in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any Options and the lowest price per share for which one share of Ordinary Shares is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Exercise Price, then such share of Ordinary Shares shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting, issuance or sale (or the time of execution of such agreement to grant, issue or sell, as applicable) of such Option for such price per share. For purposes of this Section 6.1.4(i), the “lowest price per share for which one share of Ordinary Shares is at any time issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Ordinary Shares upon the granting, issuance or sale (or pursuant to the agreement to grant, issue or sell, as applicable) of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Ordinary Share Equivalent issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Ordinary Shares is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting, issuance or sale (or the agreement to grant, issue or sell, as applicable) such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Ordinary Share Equivalent issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares or of such Ordinary Share Equivalents upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Ordinary Share Equivalents.

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(ii)	Issuance of Ordinary Share Equivalents. If the Company in any manner issues or sells (or enters into any agreement to issue or sell) any Ordinary Share Equivalents and the lowest price per share for which one share of Ordinary Shares is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Exercise Price, then such share of Ordinary Shares shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Ordinary Share Equivalents for such price per share. For the purposes of this Section 6.1.4(ii), the “lowest price per share for which one share of Ordinary Shares is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Ordinary Shares upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Ordinary Share Equivalent and upon conversion, exercise or exchange of such Ordinary Share Equivalent or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Ordinary Share Equivalent for which one share of Ordinary Shares is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Ordinary Share Equivalent (or any other Person) upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Ordinary Share Equivalent plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Ordinary Share Equivalent (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Ordinary Share Equivalents or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Ordinary Share Equivalents is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 6.1.4, except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

(iii)	Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Ordinary Share Equivalents, or the rate at which any Ordinary Share Equivalents are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 6.1.1, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Ordinary Share Equivalents provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 6.1.4(iii), if the terms of any Option or Ordinary Share Equivalent that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Ordinary Share Equivalent and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 6.1.4 shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

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(iv)	Calculation of Consideration Received. If any Option and/or Ordinary Share Equivalents and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Ordinary Share Equivalents and/or Adjustment Right, the “Secondary Securities” and together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Ordinary Shares with respect to such Primary Security shall be deemed to be the lowest of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Ordinary Share Equivalent, the lowest price per share for which one share of Ordinary Shares is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 6.1.4(i) or 6.1.4(ii) above and (z) the lowest VWAP of the Ordinary Shares on any Trading Day during the ten (10) Trading Day period (the “Adjustment Period”) beginning five (5) Trading Days before and ending five (5) Trading Days immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the applicable Trading Market on a Trading Day, such Trading Day shall be the first Trading Day in such five Trading Day period and if this Warrant is exercised, on any given Exercise Date during any such Adjustment Period, solely with respect to such portion of this Warrant converted on such applicable Exercise Date, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Exercise Date). If any Ordinary Shares, Options or Ordinary Share Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any Ordinary Shares, Options or Ordinary Share Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security beginning five (5) Trading Days before and ending five (5) Trading Days immediately following the date of receipt. If any Ordinary Shares, Options or Ordinary Share Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Ordinary Share Equivalents (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. For purposes of hereof, “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with this Section 6.1.4 of Ordinary Shares that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(v)	Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

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6.1.5 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares other than a change covered by Section 6.1.1,6.1.2, 6.1.3, or 6.1.4 hereof or that solely affects the par value of such Ordinary Shares, or in the case of any merger or consolidation of the Company with or into another company (other than a consolidation or merger in which the Company is the continuing entity and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another company or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Warrant shall have the right thereafter (until the expiration of the right of exercise of this Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Ordinary Shares of the Company obtainable upon exercise of this Warrant and the underlying Series A Warrants immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2, 6.1.3, 6.1.4 and this Section 6.1.5. The provisions of this Section 6.1.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.6 Changes in Form of Warrant. This form of Warrant need not be changed because of any change pursuant to this Section, and a Warrant issued after such change may state the same Exercise Price and the same number of Units as are stated in the Warrant as initially issued. The acceptance by any Holder of the issuance of a new Warrant reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Issuance Date.

6.2 Substitute Warrant. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another entity (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Ordinary Shares), the entity formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Warrant providing that the holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares and other securities and property receivable upon such consolidation or merger, by a holder of the number of Ordinary Shares of the Company for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Warrant shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Ordinary Shares or Series A Warrants upon the exercise of the Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down to the nearest whole number of Warrants, Ordinary Shares or other securities, properties or rights.

6.4 Adjustments to Series A Warrants. For the avoidance of doubt, the Holder shall be entitled to the benefits of any adjustment provisions, including those within Section 3, of the Series A Warrants underlying the Units for which this Warrant is exercisable, regardless of whether any such adjustments occur prior to the exercise of this Warrant and issuance of such Series A Warrants contained within the Units.

7. RESERVATION AND LISTING. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of issuance upon exercise of the Warrant or the Series A Warrants, such number of Ordinary Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrant and payment of the Exercise Price therefor, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. The Company further covenants and agrees that upon exercise of the Series A Warrants underlying the Warrant and payment of the respective Series A Warrant exercise price therefor, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholders. As long as the Warrant shall be outstanding, the Company shall use its best efforts to cause all (i) Units and Ordinary Shares issuable upon exercise of the Warrant, (ii) Series A Warrants issuable upon exercise of the Warrant and (iii) Ordinary Shares issuable upon exercise of the Series A Warrants included in the Units issuable upon exercise of the Warrant to be listed and/or quoted (subject to official notice of issuance) on all securities exchanges (or, if applicable, on the OTC Bulletin Board or OTC Markets Group, Inc. or any successor trading market) on which the Ordinary Shares may then be listed and/or quoted.

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8. CERTAIN NOTICE REQUIREMENTS.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholders of the Company. If, however, at any time prior to the expiration of the Warrant and its exercise, any of the events described in Section 8.2 shall occur, then, in each such event, the Company shall give written notice of such event at least five (5) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Ordinary Shares any additional shares of the Company or securities convertible into or exchangeable for shares of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Executive Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Warrant shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service, to following addresses or to such other addresses as the Company or Holder may designate by notice to the other party:

If to the Holder, to the address for notice as found on their respective signature page to the Purchase Agreement.

If to the Company: Digital Currency X Technology Inc., Room 1101, 11/F., Capital Centre, 151 Gloucester Road, Wanchai, Hong Kong

Attention: Melissa Chen, Chief Executive Officer

Email: melissa.c@digitalcxt.com

with a copy (which shall not constitute notice) to:

Attention:

Email:

9. MISCELLANEOUS.

9.1 Amendment The Company and the Holder, for as long as it is a Holder, may from time to time supplement or amend this Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Holder may deem necessary or desirable and that the Company and Holder deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

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9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Warrant.

9.3 Entire Agreement. This Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Warrant shall inure solely to the benefit of and shall be binding upon the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Warrant or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. Each of the Holder and the Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Warrant shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the Holder and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.4 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefore.

9.6 Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non- fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or non-compliance.

9.7 Execution in Counterparts. This Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

9.8 Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Warrant, Holder agrees that, at any time prior to the complete exercise of this Warrant by Holder, if the Company and Holder enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Warrant s will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the ____ day of __________, 2026.

Digital Currency X Technology Inc.

By:
Name:
Title:

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Form to be used to exercise Warrant

Digital Currency X Technology Inc.

Room 1101, 11/F., Capital Centre, 151 Gloucester Road,

Wanchai, Hong Kong

Attention:

Date: [●], 20__

The undersigned hereby elects irrevocably to exercise all or a portion of the within Warrant and to purchase ____ Units of Digital Currency X Technology Inc. and hereby makes payment of $____________ (at the rate of $_________ per Unit) in payment of the Exercise Price pursuant thereto. Please issue the securities as to which this Warrant is exercised in accordance with the instructions given below.

Or

The undersigned hereby elects irrevocably to convert its right to purchase _________ Units purchasable under the within Warrant by surrender of the unexercised portion of the attached Warrant (with a “Value” based of $_______ based on a “Current Market Value” of $_______). Please issue the securities comprising the Units as to which this Warrant is exercised in accordance with the instructions given below.

________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatever.

Signature(s)

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

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Form to be used to assign Warrant:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Warrant):

FOR VALUE RECEIVED,______________________________________________ does hereby sell, assign and transfer unto___________________________________________ the right to purchase __________ Units of Digital Currency X Technology Inc. (“Company”) evidenced by the within Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:___________________, 20__

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the warrant in every particular, without alteration or enlargement or any change whatever.

Signature(s)

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